Exhibit 99.1

Contact: Troy D. Cook

Executive Vice President &

Chief Financial Officer

913-327-3109

NPC INTERNATIONAL, INC. PRICES SENIOR NOTE PRIVATE OFFERING

OVERLAND PARK, KANSAS (December 8, 2011) – NPC International, Inc. (the “Company”), announced today that in connection with the previously announced proposed acquisition by NPC International Holdings, Inc., a Delaware corporation, of all the outstanding membership interests of NPC Acquisition Holdings, LLC (“Holdings”), which owns all of the outstanding capital stock of the Company (the “Acquisition”), the Company and its two subsidiaries, NPC Operating Company A, Inc. and NPC Operating Company B, Inc. have priced a private offering of $190 million aggregate principal amount of senior notes due 2020 (“Notes”). The Notes will be guaranteed by Holdings. The Company anticipates that the closing of the private offering will take place on or about December 28, 2011, subject to customary closing conditions. The Notes will bear interest at a rate equal to 10.500% per year, payable semi-annually in arrears.

The Company intends to use the proceeds from the private offering, together with proceeds from new senior secured credit facilities and cash on hand, to (i) refinance its existing senior secured credit facilities and existing senior subordinated notes due 2014, (ii) finance the Acquisition and (iii) pay related fees and expenses.

The Notes and related guarantee have not been registered under the Securities Act of 1933, as amended (“Securities Act”), or the securities laws of any other jurisdiction, and may not be offered or sold in the United States or to U.S. persons absent registration or an applicable exemption from the registration requirements. This offering will be made only to qualified institutional buyers in accordance with Rule 144A under the Securities Act and to non-U.S. persons in accordance with Regulation S under the Securities Act.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy any securities, nor shall there be any sale of securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The above information includes “forward looking” statements as defined in the Private Securities Litigation Reform Act of 1995. Such statements are made only as of the date hereof and are indicated by words or phrases such as “plans,” “intends,” “will,” or similar words or phases. Investors are cautioned that forward-looking statements involve risks and uncertainty that actual results may differ materially from such statements and that investors should not place undue reliance in such statements. The Company undertakes no obligation to update any forward-looking statements to reflect new information or future events or otherwise.